Exhibit 3.4

                            ARTICLES OF INCORPORATION
                                       OF
                            ORDER-PRO LOGISTICS INC.


KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day associated ourselves together for the purpose of forming a corporation under and pursuant to the laws of the State of Arizona, and for that purpose hereby adopt the following Articles of
Incorporation:

                                   ARTICLE I

The name of the corporation is Order-Pro Logistics, Inc.

                                   ARTICLE II

The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                                  ARTICLE III

The corporation initially intends to conduct the business of providing logistics service and solutions.

                                   ARTICLE IV

The corporation shall have authority to issue 1,000,000 shares of no par value common capital stock. Each issued and outstanding share of common stock will entitle the holder thereof to one (1) vote on any matter submitted to a vote of or for consent of the shareholders.

                                   ARTICLE V

The initial Board of Directors shall consist of one Director. The person who is to serve as Director until the first Annual meeting of Shareholders or until a successor is elected and qualify is:
Sarah Proctor, 1470 E. Ganymede Drive, Oro Valley, AZ 85737

The minimum and maximum number of Directors who shall from time to time serve the corporation shall be set forth in the Bylaws of the corporation.

                                   ARTICLE VI

This corporation shall indemnify any person who incurs expense by reason of such person acting as an officer, Director, employee, or agent of this corporation. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.
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                                  ARTICLE VII

The incorporator of the corporation is:

Sarah Proctor, 1470 E. Ganymede Drive, Oro Valley, AZ 85737

All powers, duties, and responsibilities of the incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

                                  ARTICLE VIII

The name of the Statutory Agent is Alvan W. Lafrenz, CPA whose address is 6700
N. Oracle Rd, Ste 412, Tucson, AZ 85704 and who has been a bona fide resident of the state of Arizona for more than three (3) years past.

                                   ARTICLE IX

The private property of the shareholders, Directors, and officers of this corporation shall be exempt from all corporate debts or liabilities for corporate debts.

IN WITNESS WHEREOF, I, the undersigned, have hereunto signed my name this 12th day of May, 2000.

Incorporator

/s/ Sarah Proctor
    Sarah Proctor

I, Alvan W. Lafrenz, CPA, having been designated to act as Statutory Agent, hereby consent to act in that capacity until removal or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/ Alvan W. Lafrenz
Alvan W. Lafrenz